Exhibit 99.1
Nerdy Inc. Appoints Atul Bagga as Chief Financial Officer
ST. LOUIS --Nerdy Inc. (NYSE: NRDY), a leading platform for delivering live online learning, today announced the appointment of Atul Bagga as Chief Financial Officer, effective April 6, 2026.
“Atul is a disciplined and strategic financial leader with deep experience scaling high-growth technology organizations and driving operational excellence,” said Chuck Cohn, Founder, Chairman and Chief Executive Officer of Nerdy. “As we enter our next phase of growth from a position of strength, we remain focused on disciplined execution, continued margin expansion, and durable value creation. Atul’s background will be instrumental in building on the strong foundation we have established.”
In this role, Mr. Bagga will oversee Nerdy’s global finance organization, including financial planning and analysis, accounting, tax, treasury, investor relations, and capital markets activities.
Mr. Bagga joins Nerdy from JLL (NYSE: JLL), where he served as Chief Financial Officer of JLL Technologies and Head of Global FP&A since June 2021. Prior to JLL, he held several senior finance leadership roles at Amazon Web Services beginning in 2016, most recently as Finance Director and Head of Finance for AWS Compute Services. He also served as Head of FP&A for AWS Services and Head of Finance for AWS Digital.
Earlier in his career, Mr. Bagga served as Chief Financial Officer - Asia and Vice President of Finance at Zynga (NASDAQ: ZNGA). He also served as Senior Vice President and Senior Research Analyst at Lazard Capital Markets, covering internet and e-commerce sectors.
Mr. Bagga holds an MBA from the Haas School of Business at the University of California, Berkeley, an MBA in Finance from SVKM’s Narsee Monjee Institute of Management Studies (NMIMS), and a Bachelor of Engineering in Electronics from Motilal Nehru National Institute of Technology.
“I’m excited to join Nerdy at this moment of strength,” said Atul Bagga. “Our platform delivers high-quality live tutoring powered by advanced AI capabilities that drive greater personalization, efficiency, and improved student outcomes. I look forward to partnering with Chuck and the team to accelerate growth and deliver long-term value while advancing our mission of helping every student reach their full potential.”
In connection with this appointment, Jason Pello’s service as Chief Financial Officer concluded effective April 3, 2026. “Jason played a crucial role during a pivotal period for Nerdy,” Cohn added. “He helped guide the Company through its transition to a public company in 2021, built our financial and reporting infrastructure, and was instrumental in achieving adjusted EBITDA profitability in late 2025. We thank him for his contributions and wish him well.”
Cohn continued, “Nerdy is entering this next chapter from a position of strength. We achieved adjusted EBITDA profitability in the fourth quarter of 2025 and have rapidly advanced our AI-native systems to position us for faster execution and sustainable growth.”
•Revenue Guidance: For the full year of 2026, we expect revenue in the range of $180-$190 million.
•Non-GAAP Adjusted EBITDA Guidance: For the full year of 2026, we expect non-GAAP adjusted EBITDA to be approximately breakeven. This target represents a non-GAAP adjusted EBITDA margin improvement of over 1,000 basis points for the full year when compared to 2025, extending the strong operating discipline we delivered in the fourth quarter while continuing to make targeted investments in growth and the Learner experience.
•Liquidity and Capital Resources: We expect to end 2026 with $40-45 million of cash, inclusive of the current $20 million funded under the new term loan. We believe we have ample liquidity to fund the business and pursue growth initiatives.

About Nerdy Inc.
Nerdy (NYSE: NRDY) operates a next-generation live tutoring and intervention platform that leverages the power of human expertise with advanced artificial intelligence ("AI") to personalize learning, accelerate student achievement, and empower educators. Our mission is to transform the way people learn through technology. The Company’s purpose-built proprietary platform leverages technology, including AI, to connect learners of all ages to experts, delivering superior value on both sides of the network. Nerdy’s comprehensive learning destination provides learning experiences across thousands of subjects and multiple formats—including Learning Memberships, one-on-one instruction, small group tutoring, large format classes, and adaptive assessments. Nerdy’s flagship business, Varsity Tutors, is one of the nation’s largest platforms for live online tutoring and classes. Its solutions are available directly to students and consumers, as well as through schools and other institutions. Learn more about Nerdy at https://www.nerdy.com.
Forward-Looking Statements
All statements contained herein that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our strategic priorities, our growth, the sufficiency of our cash to fund future operations; and our anticipated full year 2026 outlook; as well as statements that include the words “expect,” “plan,” “believe,” “project,” “will” and “may,” and similar statements of a future or forward-looking nature. The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. There are a significant number of factors that could cause actual results to differ materially from statements made herein or in connection herewith, including but not limited to, our offerings continue to evolve, which makes it difficult to predict our future financial and operating results; our level of indebtedness, which could adversely affect our financial condition; our operating activities may be restricted as a result of covenants related to our term loan and failure to comply with these covenants could have a material adverse effect on us; our history of net losses and negative operating cash flows, which could require us to need other sources of liquidity; risks associated with our ability to acquire and retain customers, operate, and scale up our Consumer and Institutional businesses; risks associated with our intellectual property, including claims that we infringe on a third-party’s intellectual property rights; risks associated with our classification of some individuals and entities we contract with as independent contractors; risks associated with the liquidity and trading of our securities; risks associated with payments that we may be required to make under the tax receivable agreement; litigation, regulatory and reputational risks arising from the fact that many of our Learners are minors; changes in applicable law or regulation; the possibility of cyber-related incidents and their related impacts on our business and results of operations; risks associated with the development and use of artificial intelligence and related regulatory uncertainty; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and risks associated with managing our growth. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the SEC, including our Annual Report on Form 10-K led on February 26, 2026, as well as other filings that we may make from time to time with the SEC.
Investor Relations:
investors@nerdy.com